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Exhibit 10.41

November 30, 2004

Greg Yonko
Sr. Vice President, Purchasing
McKesson Corporation
One Post Street
San Francisco, CA 94104-5296

RE:
Amendment to Inventory Management Agreement by and between Supplier and McKesson Corporation dated 6/10/03 ("Amendment")

Dear Mr. Yonko:

        This letter serves to amend the above-referenced Inventory Management Agreement ("Agreement") between First Horizon ("FHPC") and McKesson Corporation ("Wholesaler") dated 6/10/2003.

        The Agreement shall be amended as follows:

  Article 1

1.
The following definition shall be added in Article 1 as section 1.15.

1.15
"Contract Year" means the calendar year beginning on January 1st and ending December 31st.

2.
The following definition shall be added in Article 1 as section 1.16.

1.16
"Economic Benefit" means the total savings received or realized by Wholesaler that derive from price breaks, purchases made at the Old Price, Product discounts, off invoice allowances, promotions, special offers, or price allowances.

  Article 2

3.
The following paragraph shall be added in Article 2 as section 2.1.

2.1
[***]. Such notification shall include the following information: (i) the Product name, Product expiration date and lot number; (ii) [***]; (iii) the dollar amount of Product being purchased; and (iv) [***]. In any event and subject to section 2.4 Purchase Limits, Wholesaler shall at all times maintain the Inventory Levels set forth in section 2.3 Inventory Levels.

4.
Delete section 2.2 in its entirety and replace with the following language:

2.2
Inventory Reports. Wholesaler shall prepare inventory reports detailing the status of its Aggregate Inventory of Products by NDC number ("Inventory Reports") and, for the duration of this Agreement, provide FHPC with monthly Inventory Reports. All such Inventory Reports shall be transmitted in EDI (Electronic Data Interchange) format pursuant to Section 2.7 and shall include such information as reasonably requested by FHPC, including the following:

(a)
On hand inventory level by distribution center; includes all distribution centers and

(b)
On order inventory level by distribution center; includes all distribution centers and

(c)
Unit Sales report (EDI 852) which shall state sales out by distribution center; includes all distribution centers and

(d)
Chargeback resubmission report (EDI 849) by distribution center, includes all distribution centers and

(e)
Customer Outlet Reports (EDI 867) by distribution center, includes all distribution centers.

5.
The following paragraph shall be added in Article 2 as section 2.10.

2.10.
EFT Payments: Beginning March 31, 2005, Wholesaler shall remit all payments including credits to FHPCs account by 820 EFT transmissions. In the event Wholesaler is unable to transmit the required payment at the time payment is due as a result of system failures or error, Wholesaler shall promptly notify the FHPC's Finance Department for instructions on remitting payment.

  Article 4

6.
The following language shall be added in Article 4 as section 4.0.

4.0.
Wholesaler and FHPC acknowledge and agree that one of the purposes of this Agreement is for Wholesaler to receive some economic relief for a finite period of time from price increases instituted by FHPC on a Product and as consideration for such relief Wholesaler shall provide certain reports to FHPC and maintain Inventory Levels as set forth in this agreement. Wholesaler and FHPC agree that Wholesaler shall receive an Economic Benefit which equals at least [***] purchased by Wholesaler during the Contract Year ("Targeted Economic Benefit").

In the event the actual Economic Benefit of a particular Product is less than the Targeted Economic Benefit of [***], then Wholesaler shall issue an invoice to FHPC for the difference no later then January 30th of the following year. Such invoice shall include sufficient detail to allow FHPC to verify and audit Wholesaler's invoice. FHPC shall pay undisputed invoice amounts within 45 days of FHPC's receipt of invoice.

        Any capitalized terms used in this Amendment, which are not otherwise defined herein, shall have the same meanings ascribed to them in the Agreement. All other terms and conditions of the Agreement shall remain in full force and effect and unless as otherwise modified herein, shall also apply to the subject matter of this Amendment. In the event there is any inconsistency or conflict between the provisions in this Amendment and those in the Agreement, the provisions in this Amendment shall supersede and control.

        Please sign two copies of this letter agreement to acknowledge your acceptance of this amendment to the Agreement and return one signed copy to: First Horizon Pharmaceutical Corporation, Attention: Kathy Lang, 6195 Shiloh Road, Alpharetta, GA, 30005. The second copy should be retained for your records.

Very truly yours,
Kathy Lang Sr. Director of Corporate Accounts
Michael Mavrogordato Vice President of Business Development & Managed Care	Greg Yonko Sr. Vice President, Purchasing
ACCEPTED AND AGREED:	ACCEPTED AND AGREED:
By:	By:
/s/ MICHAEL MAVROGORDATO Michael Mavrogordato VP Business Development Name & Title	/s/ GREG YONKO Greg Yonko SR VP Name & Title

Dated: 11/30/04	Dated: 12/10/04

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  Exhibit 10.41